CSW Energy, Inc.
                        Consolidated Statement of Income
                   For the Twelve Months ended March 31, 1999
                                  (Unaudited)
                                    ($000's)


OPERATING REVENUE
   Equity in income from energy projects                      $14,880
   Electric and thermal revenue                               117,803
   Operation and maintenance services                           7,330
   Other                                                       15,408
                                                             ---------
         Total operating revenue                              155,421

OPERATING EXPENSES
   Salaries, wages, and benefits                                9,151
   Fuel expense                                                71,262
   Operation and maintenance services                          34,369
   General and administrative                                  23,733
                                                             ---------
         Total operating expenses                             138,515

Income from Operations                                         16,906

OTHER INCOME (EXPENSE)
   Interest income                                             27,414
   Interest expense                                           (36,831)
   Other, net                                                   2,926
                                                             ---------
         Total other income (expense)                          (6,491)

INCOME BEFORE INCOME TAXES                                     10,415

PROVISION FOR INCOME TAXES                                      6,239

         Net income (loss)                                    $ 4,176
                                                             =========